EXHIBIT 10.50

Second Amendment
to
Employment Agreement

This Second Amendment to Employment Agreement (the “Second Amendment”), is being entered into effective April 6, 2009 by and between ImageWare Systems, Inc., a Delaware corporation (the “Company”) and Mr. S. James Miller, Jr. (the “Executive”).

Whereas, the Company and Executive entered into an Employment Agreement dated as of September 27, 2005 and subsequently amended on September 27, 2008 (as amended, the “Employment Agreement”);

Whereas, the Executive continues to perform valuable services for the Company and the Company desires to cooperate with Executive in lawfully reducing any tax liability which may be imposed on Executive’s severance payments, if any, as permitted by and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended;

Whereas, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive do hereby agree that the Employment Agreement shall be amended, effective as of the date hereof, as follows:

1.           Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

9.
Code Section 409A.  "In the event that any amount or benefit to be paid or provided to Executive under Section 5 of this Agreement would give rise to the imposition of any tax under Section 409A of the Code ("Section 409A"), the Company will not pay any such amounts or provide any such benefits during the six-month period following Executive's “separation of service (as defined in Section 409A).  If any amount or benefit is not paid or provided to Executive as a result of the previous sentence, on the first day following the six-month period after the Executive's separation of service, the Company will pay pr provide Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive during such six-month period but were not paid.  Thereafter, Executive will receive his remaining  amounts and benefits in accordance with this Agreement."

2.	Section “2. Term of Agreement” strike the language “continue until June 30, 2009” and replace it with “continue until December 31, 2009”.

3.	Except as expressly amended herein, the Employment Agreement shall continue and be in full force in all respects.

ImageWare Systems, Inc.

____________________                                                  ________________________
Name:                                                                                     S. James Miller
Title: